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                                                                   EXHIBIT 28(b)

     FOR IMMEDIATE RELEASE

     Contact:  Sue Volek
               (619) 535-7286



     SAIC (SCIENCE APPLICATIONS INTERNATIONAL CORPORATION)
     STATEMENT OF INVESTIGATION

     (San Diego, CA) February 18, 1994 - On February 15, 1994, Science Applications International Corporation (the "Company") was served with a search warrant and a subpoena for documents and records associated with the Company's performance under three contracts with the Department of Defense ("DoD"). The search warrant and subpoena relate to the Company's development of flat panel displays for avionic applications under contracts known as the Horizontal Situation Indicator, the Air Navigational Multiple Indicator and the Comanche Light Attack Helicopter. The search warrant and the subpoena state that the government is seeking evidence regarding the making of false statements and false claims to the DoD in violation of Title 18, United States Code, Sections 1001 and 287, respectively, as well as conspiracy to commit such offenses.

     The Company has not been apprised of the details of the allegations that the government is investigating nor has it been charged with any wrongdoing. The Company is cooperating fully with the government in this investigation.

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